EXHIBIT NO. 99.1

News Release

Media Contact:	Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and PACE International Union Reach Contract Agreement

MIDDLETOWN, OH, October 26, 2004—AK Steel Corporation (NYSE: AKS) said today that members of the Paper, Allied-Industrial, Chemical & Energy Workers International Union (PACE), Local 5-0523, have voted to accept a progressive four-year labor agreement covering about 260 hourly employees at the company’s Ashland, Kentucky coke plant. AK Steel said the contract is patterned after agreements reached earlier this year with unions representing its employees in Coshocton, Ohio and Rockport, Indiana.

Under the new agreement, most employees will receive an initial wage increase, however, there are no other wage increases over the span of the contract, which extends to October 31, 2008. Employees will receive a ratification bonus of $2,000 and a $500 lump sum payment on October 31, 2007.

As part of the agreement, the existing defined benefit pension plan for the employees covered by the contract has been locked and frozen. Effective with the new agreement, PACE-represented employees will participate in a union-sponsored pension plan to which the company will contribute on a per-hour basis for covered employees. The new agreement also establishes cost containment of health care benefits for active and retired employees, as well as future retirees.

“This agreement addresses AK Steel’s need for more competitive and flexible labor agreements,” said James L. Wainscott, president and CEO of AK Steel. “We appreciate the foresight of the PACE International union representatives and its local bargaining committee for recognizing the need for flexibility and better cost control of pension and health care benefits.”

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as tubular steel products, for automotive, appliance, construction and manufacturing markets.

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